EX-99.(a)(1)(D)

OFFER TO PURCHASE FOR CASH
6,020,3006 Shares of Common Stock
of
DYNACQ HEALTHCARE, INC.
at
$0.03 PER SHARE
by
Furlong Fund, LLC.

February 19, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Alliance Advisors, LLC (“we” or “our”) has been appointed by Furlong Fund, LLC, a Delaware limited liability company, (“Furlong Fund”), to act as information agent (the “Information Agent”) in connection with Furlong Fund’s offer to purchase 6,020,306 shares of common stock, par value $0.001 per share (the “Shares”), of Dynacq Healthcare, Inc., a Nevada corporation, (“Dynacq” or the “Company”), at a purchase price of $0.03 per Share, net to the seller in cash (such amount, or any other amount per Share paid pursuant to the Offer, being referred to herein as the “Offer Price”), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 19, 2014 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. Enclosed for your information and use are copies of the following documents:

1. The Offer to Purchase dated February 19, 2014;

2. The Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, to be used by holders of Shares in accepting the Offer and tendering Shares;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or time will not permit all required documents to reach Transfer Online, Inc. on or before the Expiration Date (as defined under “The Tender Offer—Section 1—Terms of the Offer; Expiration Date” in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. A return envelope addressed to the Depositary.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on March 24, 2014 (one minute after 11:59 P.M., New York City time, on March 24, 2014), unless the Offer is extended. Previously tendered Shares may be withdrawn at any time until the Offer has expired.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC), (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other required documents.

If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described under “The Tender Offer—Section 3—Procedures for Tendering Shares” in the Offer to Purchase.

Furlong Fund will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Furlong Fund will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be directed to, and additional copies of the enclosed materials may be obtained by contacting, the undersigned at the address set forth in the Offer to Purchase or by calling (855) 325-6674.

Very truly yours,

Alliance Advisors, LLC

Nothing contained herein or in the enclosed documents shall cause you to be the agent of Furlong Fund, the Information Agent or the Depositary, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

The Offer is not being made to (nor will tenders of Shares be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.